Exhibit 99.1

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Sale of Resins Business

Jacksonville, Fla., September 19, 2018 - Rayonier Advanced Materials Inc. (NYSE: RYAM, the “Company”) announced today that it has sold its resins business to LRBG Chemicals, a company to be led by the current resins business management team, for a purchase price of approximately $16.5 million. The business, with manufacturing locations in Longueuil, Quebec and Toledo, Ohio, produces chemical resins used in the manufacturing of oriented strand board (OSB), hardboard and other engineered wood products. The business was originally acquired as part of the Company’s acquisition of Tembec in November of 2017.

“The sale of the resins business allows us to divest a non-core petroleum-based chemical asset. Further, it provides our stockholders with a fair value and incremental cash to be redeployed through our capital allocation process focused on risk adjusted returns,” said Paul G. Boynton, Chairman, President and Chief Executive Officer of Rayonier Advanced Materials. “I want to personally thank the resins management team and employees for their dedicated work at Rayonier Advanced Materials. I wish them well as they begin a new chapter as a standalone company.”

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately US$2 billion of pro forma revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ or LignoTech Florida’s future or expected events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com